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                        6,434,970 SHARES OF COMMON STOCK

                           RAC FINANCIAL GROUP, INC.

FIRST SUPPLEMENT DATED DECEMBER 17, 1996
TO PROSPECTUS DATED DECEMBER 6, 1996

                  TERMS USED IN THIS SUPPLEMENT AND NOT OTHERWISE
                   DEFINED ARE USED AS DEFINED IN THE PROSPECTUS

     On December 13, 1996, RAC Financial Group, Inc. (the "Company") filed a prospectus relating to, among other things, the resale of $100,000,000 of 7.25% Convertible Subordinated Notes Due 2003 (the "Prospectus").

     Based on the information that was available to the Company at the time, certain persons and entities were listed as Selling Holders on a table appearing on page 85 of the Prospectus (the "Selling Holders Table"). Since that time, the Company has learned the names of additional Selling Holders, and has prepared this Supplement to the Selling Holders Table of the Prospectus by adding the following Selling Holders:

                                     Aggregate Principal      Number of Shares
                                    Amount of Notes Owned     of Common Stock
Name of Selling Holder                That May be Sold            Issuable
----------------------              ---------------------     ----------------
Boston Provident Partners, L.P.          $1,900,000               116,564
Deutscle Morgan Grenfell, Inc.              320,000                19,631
MTS Total Return Fund                     1,250,000                76,687

     Furthermore, since December 13, 1996, Fidelity Investments, one of the beneficial owners of Securities included in the Selling Holders Table, has notified the Company that it initially stated its holdings incorrectly. The name of the Fidelity Investments Funds in the Selling Holders Table should, and are hereby changed to, appear as follows:


                                     Aggregate Principal      Number of Shares
                                    Amount of Notes Owned     of Common Stock
Name of Selling Holder                That May be Sold            Issuable
----------------------              ---------------------     ----------------
Fidelity Convertible
Securities Fund (2)                     $6,540,000                 401,226

Fidelity Management Trust
Company on behalf of accounts
managed by it (3)                        2,160,000                 132,515

Footnotes (2) and (3) to the Selling Holders Table remain unchanged.


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